EV Energy Partners, EnerVest Announce Marcellus Acreage Farmout

HOUSTON, TX, Dec 08, 2009 (MARKETWIRE via COMTEX News Network) -- EV Energy Partners, L.P. (NASDAQ: EVEP) and EnerVest, Ltd. (EnerVest) have entered into a farmout agreement with PetroEdge Energy, LLC (PetroEdge) on approximately 9,500 net acres in Harrison, Marion, Doddridge, Barbour, Upshur and Randolph Counties in North Central West Virginia.

EVEP is contributing approximately 7,760 net acres (81% of the total), with EnerVest contributing the remainder.

PetroEdge will earn a 75% working interest in the contributed acreage related to each well it drills and completes, and will earn a 75% working interest in the total contributed acreage if it spends approximately $33 million on drilling and related expenditures within a four year period.

EVEP and EnerVest will retain their proportionate share of the remaining 25% working interest on the total contributed acreage. In addition, EVEP and EnerVest will each separately retain all net revenue interest in excess of 82% on their respective contributed acreage.

In addition to the acreage subject to this farmout, EVEP will continue to hold approximately 27,000 net acres with Marcellus shale potential, primarily in West Virginia.

EVEP is a Houston-based publicly traded master limited partnership engaged in acquiring, producing and developing oil and gas properties. EVEP was formed in September 2006.

EnerVest, founded in 1992, acquires, develops and operates oil and gas fields on behalf of its institutional investors. EnerVest is also the general partner of the general partner of EVEP.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements related to amounts to be spent by PetroEdge and the timing of such expenditures. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient amounts to finance drilling, prices and demand for natural gas and oil, and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

EV Energy Partners, L.P.
Michael E. Mercer
713-651-1144
Web site: http://www.evenergypartners.com

SOURCE: EV Energy Partners, L.P.

http://www.evenergypartners.com